Exhibit 10.10

EXECUTIVE INCENTIVE COMPENSATION PLAN

FOR THE

FEDERAL HOME LOAN BANK OF ATLANTA

(Amended January 1, 2006)

I.	EFFECTIVE DATE OF PLAN

The Executive Incentive Compensation Plan (the “Plan”) of the Federal Home Loan Bank of Atlanta (the “Bank”) will be effective as of January 1, 1990. Incentive Compensation Awards (“Awards”) may be made for each Plan Year (January 1 to December 31) thereafter, in accordance with the provisions of the plan.

II.	PURPOSES

The purposes of the Plan are as follows:

A.	To encourage executives of the Bank to contribute significantly to enhancing the profitability and success of the Bank, as well as to contribute to the development of new and expanded programs designed to effectively address the housing and community development needs of Bank members and the communities served, by providing rewards for exceeding key corporate and individual objectives;

B.	To provide executives with the opportunity to earn incentive compensation Awards on the basis of the performance of the Bank, and to recognize their contribution to that performance;

C.	To enable the Bank to provide an effective and competitive element of compensation, which will vary with achieved levels of corporate and individual performance.

In summary, the purpose of the Plan is to further motivate management to attain Bank and individual performance objectives through a process of planning, review, and reward for attainment of objectives.

III.	ADMINISTRATION

The Board of Directors of the Bank (the “Board”) is ultimately responsible for the Plan. Unless otherwise provided herein, the Plan shall be administered under the direction of the Human Resources Committee of the Board (the “Committee”) which has authority and responsibility to construe, administer, and

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interpret the Plan as approved by the Board. Except as otherwise determined by the Board, any decision made or action taken by the Committee arising out of, or in connection with, the construction, administration, or interpretation of the Plan shall lie within the Committee’s absolute discretion and will be conclusive and binding upon all persons.

Each Plan Year, the Committee shall have the following responsibilities, subject to final approval by the Board:

A.	To select Plan participants.

B.	To establish the range of potential Awards or incentive opportunity that might be paid to each participant in the Plan.

C.	To determine the corporate financial objective(s) of the Plan.

D.	To establish any individual objectives for officers participating in the plan. Individual objectives for participants shall be determined by the Executive Incentive Compensation Management Committee (the “Management Committee”), who shall be empowered by the Committee to administer responsibilities of the Plan as it deems appropriate. The Management Committee shall be composed of the President, the Director of Human Resources, and/or other Senior Officers as designated by the President.

E.	To recommend to the Board any exception to the documented Plan guidelines as they relate to Participant eligibility, actual award amounts, overall performance of an individual Participant, level of goal achievement, or any other aspect of the Plan administration.

Under the authority of the Committee, the President shall be appointed as the Chairman of the Management Committee. The President shall ensure that the Plan is administered in a timely and effective manner, and that periodic analyses of the Plan’s effectiveness are undertaken. He shall report findings and conclusions regarding the Plan’s operation and make recommendations, except as to himself, regarding participants, corporate financial objectives, individual participant’s objectives, and Awards to the Committee, who, in turn, shall report these findings and recommendations to the Board of Directors for final approval.

Any costs incidental to the administration of the Plan shall be borne by the Bank and shall not be charged to the amount available for Awards in any Plan Year.

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IV.	BASIS FOR INCENTIVE AWARD DETERMINATION

The Plan is intended to achieve a balance between corporate and individual performance for each participant. The mix of corporate financial and individual objective(s) shall be tailored for the participant for each Plan Year and recommended by the Management Committee to the Committee and Board for final approval.

A.	Corporate Objective(s)

B.	One or more corporate objective(s) shall be established at the beginning of each Plan Year. These objectives shall be primarily quantitative, shall be based on the total Bank profit performance, and shall be established largely on the basis of the budget and business plan as approved by the Board and the Federal Housing Finance Board, but may vary at the discretion of the Committee and the Board. The total funds that will be available for making Awards each Plan Year shall be determined based upon the Bank’s performance against such objective(s). A performance schedule shall be established to indicate potential total Awards payable at various levels of performance.

C.	Individual Objectives

This element of the Plan is intended to be used by the Management Committee and the immediate supervisor of a participant in those situations where they deem it necessary or desirable to encourage the planning and review of written individual objectives in order to accomplish the following:

1)	Provide a system whereby the Bank and the participant mutually agree on important objectives to be attained.

2)	Provide an opportunity for regular review and feedback regarding progress against stated objectives.

3)	Reward the participant for individual attainment of objectives, in order to provide an incentive to the participant as an individual rather than solely as a member of a group.

4)	Introduce a discretionary element into the Plan to give senior management and the Committee greater flexibility in ensuring that the Plan accomplishes its basic purpose.

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At the beginning of the Plan Year, a maximum of five objectives may be mutually agreed upon by the participant and his/her immediate supervisor, subject to review and approval by the Management Committee (or in the case of Senior Officers, the Committee and the Board). These objectives are to represent specific accomplishments desired within the framework of the responsibilities of the participant, or must represent specific goals beyond the scope of the Executive Incentive Compensation participant’s usual job requirements. Objectives may be related solely to one individual, or may relate to a group of two or more individuals whose efforts are required to complete a common task. Objectives may apply to the full Plan Year or to a portion of the Plan Year, as appropriate. Each objective shall be designed to be attainable, but not without significant effort.

V.	PARTICIPANT ELIGIBILITY

Eligible employees shall include those regular full-time employees who, in the opinion of the Committee as confirmed by the Board, serve in management positions which have the capacity to significantly impact the performance of the Bank and who are not participants in any other Bank incentive Plan with eligibility beginning on the date of hire.

The Committee shall select, from the employees so eligible to participate, those employees who will participate in the Plan Year, for each calendar year commencing with 1990. The Committee shall advise the Board of the names of such participants and, upon the Board’s approval of such participants, shall cause the employees so selected to be notified of their participation. Participation may be based on salary level, salary grade, organizational level, or any combination thereof. No employee shall have the automatic right to be selected as a participant for any year, or having been selected as a participant be considered a participant for any other year.

Participants deemed eligible to receive an incentive award whose employment began on any day during the plan year, will be eligible beginning on the date of hire. In addition, no employee of the Bank will be eligible for a payout in the event of any documented performance deficiency, which renders his or her overall performance as unsatisfactory during the Plan Year.

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VI.	INCENTIVE OPPORTUNITIES AND AWARD PAYMENTS

The incentive opportunities vary by the participant and are tied to an Award level to reflect the differences in scope of responsibility and contribution to the Bank’s profitability and success. The level of incentive opportunity will be established for each participant for the Plan Year. Each level shall contain a minimum, target, and maximum incentive opportunity. At the conclusion of each Plan Year, the Committee (based upon the recommendation submitted by the President as Chairman of the Management Committee) shall, after considering the Bank’s performance against its corporate objective(s) and each participant’s performance against his/her individual objectives, if any, Executive Incentive Compensation Plan recommend to the Board the Award to be paid to each participant for that Plan Year.

The basis for determining payment will be achievement of those corporate objectives and individual incentive objectives established for the Plan Year. In addition, factors deemed relevant by the President and the Board of Directors in determining the amount of the pay-out to any individual participant (including an overall assessment of the participant’s performance) will be considered, along with the elimination of any pay-out although the corporate objectives and individual incentive objectives may have been met.

Unless otherwise directed by the Board, payments of Awards under the Plan shall be made as soon as possible after the close of each Plan Year. The basis of compensation to be used in calculating incentive compensation awards will include regular base pay earned during the year, plus overtime earned during the year, less deductions for sick leave. Appropriate provisions shall be made for any taxes that the Bank determines are required to be withheld from any Awards under the applicable laws or other regulations of any governmental authority, whether Federal, state, or local. The payment of any Award shall be subject to such obligations, terms and conditions as the Committee or Board may specify in making the Award. Acceptance of any Award shall constitute agreement by the participant to all obligations, terms, conditions, and restrictions so imposed.

Employees who join the executive plan having participated in any other incentive plan during the plan year will be considered eligible to participate in the executive Plan on a pro-rata basis based on the beginning date in the executive plan.

If a participant terminates employment, with the Bank for any reason during the Plan Year, or after the Plan Year but before the Award payout, he/she forfeits all rights to any Award for that Plan Year.

Each payment of an Award shall be from the general assets of the Bank.

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VII.	TERMINATION OR AMENDMENT

The Plan, in whole or in part, may at any time or from time to time be amended, suspended, or reinstated and may at any time be terminated by action of the Board.

No amendment, suspension, or termination of the Plan by the Board shall, without the consent of the participant, affect the rights of the participant to any Award previously granted which (i) shall not yet have been paid to the participant and (ii) has not been forfeited by the participant.

VIII.	MISCELLANEOUS PROVISIONS

A.	Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Bank to dismiss, or otherwise terminate the employment of any employee at anytime, for any reason, with or without cause.

B.	When appropriate in the context, words in the masculine shall include the feminine and vice versa; and words in the singular shall include the plural and vice versa.

C.	The Plan shall be governed by the law of the State of Georgia, except when superseded by the laws of the United States.

END OF PLAN

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